EXHIBIT 99.1

Mobetize Corp. to Begin Trading on OTC Bulletin Board

Company Completes $525,000 Financing and Appoints Chris Convey as CFO

RENO, Nev., Oct. 1, 2013 (GLOBE NEWSWIRE) -- Mobetize Corp. (OTC:MPAY), a technology leader in mobile commerce payment solutions, announced today that shares of the company's common stock are to begin trading on the Over-the-Counter Bulletin Board under the symbol, MPAY.

In addition, the company also announced the appointment of Chris Convey as Chief Financial Officer, as well as the completion of a $525,000 financing issuing 1,050,000 common shares of its stock.

Mobetize Co-Founders Stephen Fowler and Ajay Hans made the announcements shortly after the company was granted eligibility status for trading by the Depositary Trust Company (DTC).

Mobetize said that this week's initiation of trading is a significant step toward establishing its market leadership in the accelerating migration of traditional e-commerce to mobile payment. The company's smart solutions platform provides telecommunications operators and payment gateways unparalleled mobile functionality in bill management, payments, airtime recharge, domestic money transfers, international remittances, point-of-sale functionality and numerous other related technologies.

The Mobetize platform -- designed to enable telecommunications operators to increase customer retention, maximize Average Revenue Per User (ARPU) and minimize churn – provides the market's smoothest and most cost-effective transition of existing e-commerce to mobile.

For Payment Service Providers, the Mobetize smart solution platform brings a swift, simple delivery of mobile commerce to merchants and their customers. Payment companies can use Mobetize to accelerate and simplify their introductions of mobile super wallets, mobile Point-of-Sale functionality and mobile self-checkout. Mobetize is designed to optimize anytime/anywhere mobile commerce and achieve increased payment transaction volume via a secure, reliable and easy-to-deploy mobile interface.

"Mobetize is poised to establish an industry standard of power, speed and simplicity in mobile financial transactions," Messers. Fowler and Hans said in a joint statement. "Whether you're the largest telecom company, the highest-volume payment processor or the smallest retail customer, Mobetize provides a customized functionality to fulfill the promise of mobile commerce. We fully expect to convert our clear technology leadership into market leadership in the rapidly growing sector of mobile payments."

The financing consisted of a private placement of 1,050,000 common shares of MPAY stock at $0.50 per share for proceeds of $525,000. Source Capital Group, Inc., a US investment banking firm, received $52,500 as a fee for raising the capital and 315,000 common shares of Mobetize stock as part of an on-going consulting agreement with the company. The shares are subject to a 12-month restriction. Source Capital Group, headquartered in Westport, CT, has 10 regional offices around the United States. Its Communications, Internet & Digital Media practice is highly regarded in the North American investment community.

"Chris Convey is a highly capable and strategic CFO," said Mobetize Co-Founders Stephen Fowler and Ajay Hans. "He will be central to a new executive team that is launching an unsurpassed payment services platform designed to convert Mobetize's commercial launch into market leadership."

"Among our immediate goals is to put this newly public company on a trajectory toward sustainable growth and profitability," said Mr. Convey. "I am extremely pleased to join such a strong team and such an energizing growth opportunity. All of us at Mobetize are committed to achieving the best possible performance for our customers, partners and shareholders."

Mr. Convey is responsible for overseeing the company's global financial strategy and operations. He most recently has served as CFO of Teliphone Navigata and Uniserve Communications. He has also served as Vice President of Finance at two technology companies, responsible for financial, legal and commercial activities, and was Financial Controller for PA Consulting's Venture Investment arm. Mr. Convey also served in a range of financial and commercial roles at Cable & Wireless and British Telecom. A UK-qualified Chartered Management Accountant, Mr. Convey has a BA in Japanese and French from the University of Durham.

About Mobetize

Mobetize Corp. (OTC:MPAY) is a technology leader in mobile commerce payment solutions. Our smart solutions platform empowers our customers to increase ARPU and decrease churn while making unsurpassed improvement to customer retention. Mobetize solutions shift existing e-commerce to mobile with unrivaled simplicity, efficiency and cost-effectiveness.

Mobetize's brand-able platform brings mobile devices secure and easy bill management, payments, airtime recharge, domestic money transfers, international remittances, point-of-sale functionality and numerous other related technologies. Mobetize provides the industry's most complete mobile solutions platform to both telecommunications operators and payment gateways.

For more information, visit http://www.mobetize.com or call 702-943-1850.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934 as amended. All forward-looking statements are inherently uncertain, based on current expectations and assumptions concerning future events or future performance of Mobetize Corp. and its technologies. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release, as actual results may differ materially from those indicated. Mobetize Corp. public filings may be viewed in the Investor Relations section of its web site at www.mobetize.com and at www.sec.gov.

CONTACT: Mr. Stephen Fowler - President
         206-347-4515
         sfowler@mobetize.com